UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 21, 2023

ONE LIBERTY PROPERTIES, INC.

(Exact name of Registrant as specified in charter)

Maryland	001-09279	13-3147497
(State or other jurisdiction of incorporation)	(Commission file No.)	(IRS Employer I.D. No.)

60 Cutter Mill Road, Suite 303, Great Neck, New York	11021
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: 516-466-3100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	OLP	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405) of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐     Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On September 21, 2023 (the “Commencement Date”), we entered into an Equity Distribution Agreement (the “Sales Agreement”) with B. Riley Securities, Inc. (the “Sales Agent”), to sell shares of our common stock, par value $0.01 per share (the “Shares”) having an aggregate sales price of up to $50 million, from time to time, through or to the Sales Agent, acting as agent or principal. The sales, if any, of the Shares made under the Sales Agreement will be made by any method permitted by law deemed to be an “at the market offering” as defined in Rule 415 promulgated under the Securities Act of 1933, as amended.

The Sales Agreement provides that the Sales Agent will receive from us a commission for its services in acting as agent or principal of up to 2.0% of the gross sales price per share of all Shares sold through it as Sales Agent under the Sales Agreement. The Sales Agent is also entitled to reimbursement of its reasonable expenses in an aggregate amount not to exceed $35,000. We are not obligated to sell any of the Shares under the Sales Agreement and may at any time suspend solicitation and offers thereunder. The offering of Shares pursuant to the Sales Agreement will terminate on the earlier of (1) the sale, pursuant to the Sales Agreement, of Shares having an aggregate offering price of $50 million and (2) the termination of the Sales Agreement by either us or the Sales Agents as permitted therein.

The Shares will be issued pursuant to our shelf registration statement on Form S-3 (File No. 333-273713).  Concurrently herewith, we are filing a prospectus supplement (the “Prospectus Supplement”), dated the Commencement Date, with the Securities and Exchange Commission in connection with the offer and sale of the Shares.

In the ordinary course of its business, the Sales Agent and/or its affiliates have in the past provided, and may continue to provide, certain commercial banking, financial advisory, investment banking and other services for us or our affiliates for which the Sales Agent and/or its affiliates have received and may continue to receive customary fees and commissions.  In addition, the Sales Agent has advised that from time to time, that it and/or its affiliates have in the past effected, and may continue to effect, transactions for its own account or the account of customers, and have held, and may continue to hold, on behalf of itself or its customers, long or short positions in our equity securities or loans.

This Current Report does not constitute an offer to sell or the solicitation of an offer to buy any security nor there any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

The foregoing description is qualified in its entirety by reference to the full text of the Sales Agreement, which is filed as Exhibit 1.1 to this Current Report.

Also attached hereto as Exhibit 5.1, and incorporated by reference to the Prospectus Supplement, is the opinion of Dentons US LLP relating to the legality of the Shares.

Item 1.02	Termination of Material Definitive Agreement

Effective as of the Commencement Date, we terminated the equity distribution agreement dated August 19, 2020, as amended March 18, 2022 (the “Prior Sales Agreement”), between us and the Sales Agent. Prior to such termination, the Sales Agent acted as sales agent for an at-the-market offering of our shares of common stock pursuant to the Prior Sales Agreement.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

In reviewing the Sales Agreement included as exhibit 1.1 to this Current Report on Form 8-K, please remember it is included to provide you with information regarding its terms and is not intended to provide any other factual or disclosure information about us or the other party to the agreement. The agreement contains representations and warranties by each of the parties thereto. These representations and warranties have been made solely for the benefit of the other party to the agreement and:

●	should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

●	have been qualified by disclosures that were made to the other party in connection with the negotiation of the agreement, which disclosures are not necessarily reflected in the agreement;

●	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

●	were made only as of the date of the agreement or such other date or dates as may be specified in the agreement and are subject to more recent developments. Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time.

Exhibit No.	Description of Exhibit
1.1	Equity Distribution Agreement dated the Commencement Date between us and the Sales Agent.

5.1	Opinion of Dentons US LLP.

23.1	Consent of Dentons US LLP (included as part of Exhibit 5.1).

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONE LIBERTY PROPERTIES, INC.

Date: September 21, 2023	By:	/s/ Isaac Kalish
Isaac Kalish,
Senior Vice President and
Chief Financial Officer

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